Exhibit 5.13

CONSENT OF EXPERT

I, Julio Bruna Novillo, AusIMM, of Xstrata Plc, hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral reserve and resource estimates for the Alumbrera Project as at December 31, 2010 (the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

XSTRATA PLC

By:	/s/ Julio Bruna Novillo
Name:	Julio Bruna Novillo, AusIMM
Title:	Superintendent Geology - MAA

Date: April 25, 2011